UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 16, 2017

Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18706	95-3086563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Park Drive Lawrence, Pennsylvania	15055
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 746-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2017, the Board of Directors (the “Board”) of Black Box Corporation (the “Company”) elected Joel T. Trammell, 52, as President and Chief Executive Officer, effective as of November 17, 2017, replacing E.C. Sykes, who retired as of November 16, 2017. Mr. Sykes also resigned from the Board on that date. Mr. Trammell has been on the Board since March 2013.

Mr. Trammell is the founder and Chief Executive Officer of Khorus, Inc., a provider of software-based management systems. Since 2011, he also has been a Managing Partner of Lone Rock Technology Group, a private equity firm, and since 2013, a Managing Partner of Lake Austin Advisors. Previously, he was a founder and the Chief Executive Officer of CacheIQ, Inc., a network computing company until it was acquired by NetApp, Inc. in November 2012. From June 2000 until November 2009, he was a founder and served as the Chief Executive Officer of NetQoS, Inc., a network management software and services company that was acquired by Computer Associates.

In connection with Mr. Trammell’s appointment as President and Chief Executive Officer, the Company entered into an offer letter and the Company’s standard chief executive officer agreement with Mr. Trammell. Pursuant to the offer letter, Mr. Trammell will be paid an annual base salary of $650,000. As Chief Executive Officer, Mr. Trammell will no longer receive separate compensation as a member of the Board. He will continue to be entitled to the benefit of the Company’s directors’ and officers’ insurance.

The agreement provides for certain benefits in the event of a qualifying termination of his employment following a change-in-control of the Company (a so-called “double trigger” agreement). The agreement also provides for twelve months’ severance prior to a change-in-control of the Company. It does not provide for any tax gross-up of severance payments. The agreement contains provisions regarding non-competition, confidentiality and intellectual property. The original term of the agreement is five (5) years with an automatic renewal on a one-year basis thereafter absent notice of nonrenewal six (6) months prior to the renewal date; provided, however, that if a change-in-control occurs during the initial or any renewal period, the agreement will survive until the second anniversary of the date of the change-in-control.

The Company also entered into a separation letter with Mr. Sykes pursuant to which he will remain employed with the Company through December 1, 2017 at his current base salary and will receive a lump sum severance amount of $854,000, consistent with the agreement he entered into at the time of his recruitment to the Company. The Company will receive an acknowledgment of Mr. Sykes non-compete, non-solicit and confidentiality agreements and a release of liability in exchange for these payments. Mr. Sykes agreed to remain reasonably available to consult with Mr. Trammell through December 29, 2017.

These summaries are qualified in their entirety by reference to the offer letter and agreement with Mr. Trammell and the separation letter with Mr. Sykes attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference thereto.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter between the Company and Joel T. Trammell dated November 22, 2017
10.2	Agreement between the Company and Joel T. Trammell dated November 22, 2017
10.3	Agreement between the Company and E.C. Sykes dated November 21, 2017
99.1	Press release dated November 17, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Box Corporation

Date: November 22, 2017    By: /s/ Ronald Basso
Ronald Basso
Executive Vice President, General Counsel and Secretary

4